Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2014, with respect to the consolidated financial statements of Homeowners of America Holding Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ WEAVER AND TIDWELL, L.L.P.

Dallas, Texas

April 14, 2014